EXHIBIT 99.1

NEWMARKET ANNOUNCES THE ELECTION OF LILO SIMMONS UKROP AS DIRECTOR

Richmond, VA, October 26, 2023 - NewMarket Corporation (NYSE: NEU) announced today that Lilo Simmons Ukrop has been elected to the Board of Directors, effective October 26, 2023. Ms. Ukrop received a B.S. in Mechanical Engineering from Tulane University and a M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. She has been teaching Reading Seminars in Management at the Darden School of Business for the past seven years. She began her career as a reservoir engineer at Exxon, developing models to predict the fluid flow of a reservoir and forecasting the economic viability. Ms. Ukrop also worked as a Market Development Manager at Tredegar Corporation, as well as an Operations Manager at McIlhenny Company – a business owned by her family that is the manufacturer of Tabasco Brand Pepper Sauce.

Ms. Ukrop also joins the Board’s Nominating & Corporate Governance Committee and its Compensation Committee. She is expected to stand for election at the 2024 Annual Meeting of NewMarket shareholders. “We are fortunate to have a person with Lilo’s skill set join our Board. She has a strong business background and shares our values. We look forward to benefiting from her leadership and guidance in the future,” said Thomas E. Gottwald, Chairman and CEO of NewMarket.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

Contacts

William J. Skrobacz

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com